Exhibit 99.1

News Release

Air Products and Chemicals, Inc.
7201 Hamilton Boulevard
Allentown, PA 18195-1501

Air Products Announces Executive Management Changes

LEHIGH VALLEY, Pa. (March 24, 2009) – Air Products (NYSE:APD) announces the following organizational changes, effective April 1:

Scott A. Sherman, currently senior vice president and general manager, Tonnage Gases, Equipment and Energy, is appointed senior vice president, Strategic Development and Execution, reporting to John E. McGlade, chairman, president and chief executive officer. He will have responsibility for Strategic Planning, Technology, Energy and Materials, Global Engineering and Global Operations, and continue to serve on the Corporate Executive Committee (CEC). Sherman’s broad company experience includes leadership roles for Europe Engineering, Corporate Planning, and Energy and Process Industries. He joined the company in 1975 as a participant in the company’s Career Development Program. He received a B.S. degree in mechanical engineering from Cooper Union and an M.B.A. from Boston University.

Stephen J. Jones, currently senior vice president, general counsel and corporate secretary, is appointed senior vice president and general manager, Tonnage Gases, Equipment and Energy (TGEE). He will report to McGlade and continue to serve on the CEC. Jones joined the company in 1992 as an attorney supporting TGEE businesses, among others, and subsequently became area manager for Tonnage Gases on the West Coast. In 2003, Jones was named vice president and general manager for the Industrial Chemicals Division. He was appointed to his current position in 2007. He received a B.S. degree in economics from Bloomsburg University, an M.B.A. from Temple University, and a law degree from the University of Pennsylvania. In 2007 he attended the INSEAD Advanced Management Program in Fontainebleau, France.

John Stanley, currently assistant general counsel – corporate and commercial, Americas and Europe, is appointed senior vice president and general counsel. Stanley will become a member of the CEC reporting to McGlade and be responsible for the Law Department, Corporate Relations and the Corporate Secretary’s Office. He joined the company in 1988 as an attorney and has represented various commercial and functional organizations during his tenure, including merger and acquisition activities, Performance Materials, Metals Tonnage Gases, and Human Resources. In 2004, Stanley became assistant general counsel – corporate and commercial, for activities in the Americas, and in 2007, his role expanded to cover similar activities in Europe. He received a Bachelor’s degree in history from Lafayette College and a law degree from the University of Pennsylvania.

Mary Afflerbach, currently assistant general counsel – securities and corporate governance, is appointed corporate secretary and chief governance officer, reporting to Stanley. In this role, Afflerbach will advise the CEC and the Board of Directors on legal and regulatory matters pertaining to corporate governance, be accountable for the company’s U.S. securities law compliance and manage the Corporate Secretary’s Office. Afflerbach joined Air Products in 1989 as a tax attorney and was named to her current role in 2004. She received a bachelor’s degree in political and social thought from the University of Virginia and a law degree from the State University of New York at Buffalo Law School.

Complete biographies and downloadable photos are available in Air Products’ Press Room at www.airproducts.com/PressRoom/Biographies/ExecutiveBiographies.htm.

Air Products (NYSE:APD) serves customers in industrial, energy, technology and healthcare markets worldwide with a unique portfolio of atmospheric gases, process and specialty gases, performance materials, and equipment and services. Founded in 1940, Air Products has built leading positions in key growth markets such as semiconductor materials, refinery hydrogen, home healthcare services, natural gas liquefaction, and advanced coatings and adhesives. The company is recognized for its innovative culture, operational excellence and commitment to safety and the environment. Air Products has annual revenues of over $10 billion, operations in more than 40 countries, and 21,000 employees around the globe. For more information, visit www.airproducts.com.

***NOTE: This release may contain forward-looking statements. Actual results could vary materially, due to changes in current expectations.

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Media Inquiries:

Beth Mentesana, tel: (610) 481-2459; e-mail: mentesbk@airproducts.com

Investor Inquiries:

Nelson Squires, tel: (610) 481-7461; e-mail: squirenj@airproducts.com